The Alabama Municipal Bond Fund, California Municipal Bond Fund, Florida Municipal Bond Fund, Georgia Municipal Bond Fund, Pennsylvania Municipal Bond Fund, South Carolina Municipal Bond Fund, Tennessee Municipal Bond Fund and Virginia Municipal Bond Fund, each a series of MFS Municipal Series Trust, deleted disclosure identifying the funds as non-diversified funds, and deleted Non-Diversified Status Risk from the description of the funds in the Prospectus contained in Post-Effective Amendment No. 41 to the Registration Statement (File Nos. 2-92915 and 911-4096), as filed with the Securities and Exchange Commission via EDGAR on July 27, 2006, under Rule 485 of the Securities Act of 1933. Such description is incorporated herein by reference.